FIFTH AMENDMENT AND WAIVER TO CREDIT AGREEMENT
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     FIFTH AMENDMENT AND WAIVER TO CREDIT AGREEMENT (this "Amendment"), dated as of May 8, 2002, among USOL HOLDINGS, INC., a corporation organized and existing under the laws of the State of Oregon ("Holdings"), USOL, INC., a corporation organized and existing under the laws of the State of Delaware (the "Borrower"), the financial institutions from time to time party to the Credit Agreement referred to below (each, a "Bank" and collectively, the "Banks"), BNP PARIBAS (f/k/a PARIBAS), as Administrative Agent (in such capacity, the "Administrative Agent"), BNP PARIBAS (f/k/a PARIBAS), as Syndication Agent (in such capacity, the "Syndication Agent") and DEUTSCHE BANK AG, NEW YORK BRANCH, as Documentation Agent (in such capacity, the "Documentation Agent"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Credit Agreement referred to below.


                              W I T N E S S E T H:
                              - - - - - - - - - -


     WHEREAS, the Borrower, Holdings, the Banks, the Administrative Agent, the Syndication Agent and the Documentation Agent are parties to a Credit Agreement, dated as of December 30, 1999 (as amended, modified and/or supplemented to, but not including, the date hereof, the "Credit Agreement");

     WHEREAS, the Borrower has informed the Banks of its desire to incur additional Loans pursuant to the Credit Agreement in an aggregate amount of $1,000,000 on May 13, 2002 (the "Specified Borrowing");

     WHEREAS, as of the date hereof, certain Events of Default have occurred and are continuing as a result of the Borrower's failure to comply with Sections 8.12, 8.21 and 8.22 of the Credit Agreement solely for the fiscal quarter ended December 31, 2001 (the "Specified Events of Default"); and

     WHEREAS, subject to the terms and conditions of this Amendment, the parties hereto wish to amend the Credit Agreement and waive a certain condition to the incurrence of Loans set forth in the Credit Agreement as herein provided;

     NOW, THEREFORE, it is agreed:

I.   Amendment and Waiver to Credit Agreement.
     ----------------------------------------

     1. Effective as of the Amendment Effective Date, the Banks hereby waive compliance by the Borrower with the requirements of Section 5.01(i) of the Credit Agreement solely as a result of the existence of the Specified Events of Default and solely in connection with the consummation of the Specified Borrowing; provided, that (x) the aggregate amount of Loans


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incurred by the Borrower  pursuant to the Specified  Borrowing  shall not exceed
$1,000,000, (y) other than the Specified Events of Default, at the time of the Specified Borrowing, there shall not exist and be continuing any other Default or Event of Default and (z) at the time of the Specified Borrowing, the Borrower shall have satisfied all of the other conditions precedent set forth in Section 5 of the Credit Agreement (it being understood and agreed by the parties hereto that (x) the waiver contained in this Section 1 shall apply to the Specified Borrowing only and shall not constitute a waiver of any conditions precedent applicable to the incurrence of Loans pursuant to the Credit Agreement (other than as expressly provided in this Section 1 in connection with the Specified Borrowing) or create a course of dealing or otherwise obligate the Banks to execute similar agreements under the same or similar circumstances in the future or constitute an agreement by the Banks to extend Loans to the Borrower in a manner other than as expressly provided in the Credit Agreement and (y) at least two (2) weeks prior to each anticipated incurrence of Loans under the Credit Agreement, the Borrower shall have provided to the Administrative Agent a detailed statement of cash flow projections for the twelve-month period commencing on the date of the relevant anticipated Borrowing of such Loans, which statement shall set forth comparative figures for the corresponding period for the prior year and be certified by the chief financial officer or controller of the Borrower (it being also understood and agreed by the parties hereto that the delivery of such cash flow projections shall not obligate the Banks to extend Loans pursuant to the Credit Agreement and that prior to the incurrence of Loans pursuant to the Credit Agreement (and the obligation of the Banks to extend Loans to the Borrower pursuant to the Credit Agreement), the Borrower shall be required to satisfy all of the conditions precedent to said Borrowing set forth in Section 5 of the Credit Agreement)).

     2. Section 7.01 of the Credit Agreement is hereby amended by inserting the following new clause (m) immediately following clause (l) appearing in said
Section:

          "(m) Cash Flow Statements. On or prior to the first calendar day of each month, (1) a detailed statement of cash flow projections for such fiscal month and (2) a detailed statement of cash flow projections for the thirteen-week period commencing on the first day of such fiscal month, in each case, setting forth comparative figures for the corresponding period for the prior year and certified by the chief financial officer or controller of the Borrower.".

II.  Miscellaneous Provisions.
     ------------------------

     1. In order to induce the Banks to enter into this Amendment, the Borrower hereby represents and warrants that:

          (a) no Default or Event of Default exists as of the Amendment Effective Date, both immediately before and immediately after giving effect to this Amendment (other than the Specified Events of Default); and


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          (b) all of the representations and warranties  contained in the Credit
     Agreement and the other Credit Documents are true and correct in all material respects on the Amendment Effective Date both immediately before and immediately after giving effect to this Amendment, with the same effect as though such representations and warranties had been made on and as of the Amendment Effective Date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date).

     2. This Amendment is limited as specified and shall not constitute a modification, acceptance or Amendment of, or consent to, any Default or Event of Default or any other provision of the Credit Agreement or any other Credit Document.

     3. In order to induce the Banks to enter into this Amendment, each Credit Party hereby remises, releases and forever discharges, and by these presents do for their Subsidiaries (direct or indirect), and for themselves and their predecessors, successors, affiliates and assigns (each, a "Releasor"), remise, release and forever discharge, each Bank, and their predecessors, affiliates, subsidiaries (direct or indirect), successors, assigns, participants, officers, directors, shareholders, partners, employees or agents, of and from all manner of actions at law or equity, all causes of action for damages, costs, debts, sums of money, accounts, bills, rights of indemnity, breach of contract, provision of labor or materials, loss of use, loss of services, expenses, compensation, consequential or punitive damages, equitable subordination, avoidance of preferential or fraudulent transfers, or any other thing whatever, arising by virtue of actions taken, actions omitted to be taken or the occurrence of any other event on or prior to the Amendment Effective Date, relating in any way to (i) this Amendment, the Credit Agreement, the Obligations or any other Credit Document, (ii) any claims (including, without limitation, for contribution or indemnification) which have or could have arisen out of any of the transactions contemplated by this Amendment or the Credit Documents or any other proceedings that have been brought or may be brought by any party hereto or to any Credit Document or any third party relating to the Credit Documents or the transactions contemplated thereby, (iii) any acts, transactions or events that are the subject matter of this Amendment or the Credit Documents or (iv) the prosecution of any claims or any settlement negotiations which such Releasor ever had, now or which it, its Subsidiaries (direct or indirect), or its successors or assigns hereafter can, shall or may have against any Bank, and their predecessors, affiliates, Subsidiaries (direct or indirect), successors, assigns, participants, officers, directors, shareholders, partners, employees or agents, by reason of (with respect to each of clauses (i)-(iv) above) any matter, cause or thing whatsoever on or prior to the Amendment Effective Date relating to this Amendment or the Credit Documents; provided, however, that nothing herein shall be construed or deemed to release any covenants or agreements contained herein or in any Credit Document so long as such Credit Document shall remain in full force and effect.

     4. Each Credit Party hereby acknowledges and agrees that the Obligations are not subject to avoidance, defense, objection, action, counterclaim or setoff, except as may be


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limited by  applicable  bankruptcy,  insolvency,  reorganization,  moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally. The Obligations constitute legal, valid and binding obligations of each Credit Party, enforceable in accordance with the terms of the Credit Documents and pursuant to applicable law, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights
generally,   and  subject  to  the  limitations  imposed  by  general  equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity). Furthermore, no Credit Party will use any of its cash or other assets to object to or contest in any manner, or raise any objections, counterclaims or defenses to, the validity or enforceability of the claims of the Banks, or to investigate or assert any claims or causes of action arising on or prior to the Amendment Effective Date against the Banks.

     5. Except as expressly set forth in this Amendment, each of the undersigned hereby acknowledges and agrees that the execution and delivery by the Banks of this Amendment shall not be deemed (i) to create a course of dealing or otherwise obligate the Banks to forbear or execute similar agreements under the same or similar circumstances in the future, (ii) to modify, relinquish or impair any right of the Banks to receive any indemnity or similar payment from any Person or entity as a result of any matter arising from or relating to this Amendment, (iii) to waive any right of the Banks to receive interest at an increased rate as a result of any Events of Default that may occur under the Credit Agreement, (iv) to obligate the Banks to make or agree to make any extension of credit or to provide Loans pursuant to the Credit Agreement at any time, (v) to obligate the Banks in any way to forbear from individually or collectively enforcing remedies under the Credit Agreement or any other Credit Document in any manner or (vi) a commitment from any of the Bank to forbear or "stand still". Except as expressly set forth in this Amendment, no past or future forbearance on the part of any of the Banks should be viewed as a limitation upon or waiver of the absolute right and privilege of the Banks in exercising rights and remedies that currently exist or may exist after the Amendment Effective Date.

     6. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Administrative Agent.

     7. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

     8. This  Amendment  shall  become  effective  on the date  (the  "Amendment
Effective Date") when each of the following conditions shall have been satisfied:

          (i) the Borrower, Holdings, each Guarantor and the Required Banks shall have signed a counterpart hereof (whether the same or different counterparts) and shall

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     have delivered (including by way of facsimile transmission) the same to the
     Administrative Agent as its Notice Office; and

          (ii) the Borrower shall have paid any and all outstanding legal fees and expenses due and payable to White & Case LLP, the Administrative Agent's legal counsel.

     9. By executing and delivering a copy hereof, each Credit Party hereby agrees that all Loans shall be fully guaranteed pursuant to the Guaranties in accordance with the terms and provisions thereof and shall be fully secured pursuant to the Pledge Agreements and the Security Agreement.

     10. From and after the Amendment Effective Date, all references in the Credit Agreement and each of the other Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby.

                                      * * *



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     IN WITNESS  WHEREOF,  the parties hereto have caused their duly  authorized officers to execute and deliver this Amendment as of the date first above written.



                                  USOL, INC.,
                                      as Borrower



                                  By:
                                     -------------------------------------------
                                     Name:
                                     Title:



                                  BNP PARIBAS,
                                      as Administrative Agent, Syndication Agent and individually, as Bank



                                  By:
                                     -------------------------------------------
                                     Name:
                                     Title:



                                  COAST BUSINESS CREDIT,
                                      as Bank



                                  By:
                                     -------------------------------------------
                                     Name:
                                     Title:

                                  DEUTSCHE BANK AG, NEW YORK
                                      AND/OR CAYMAN ISLANDS BRANCHES,
                                      as Documentation Agent and individually, as Bank



                                  By:
                                     -------------------------------------------
                                     Name:
                                     Title:




                                  By:
                                     -------------------------------------------
                                     Name:
                                     Title:




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Each of the  undersigned,  each being a Guarantor  under, and as defined in, the
Credit Agreement referenced in the foregoing Amendment, hereby consents to the entering into of the Amendment and agrees to the provisions thereof (including, without limitation, Sections 3, 4, 5 and 8 of Part II thereof).



                                  USOL HOLDINGS, INC.,
                                      as Guarantor



                                  By:
                                     -------------------------------------------
                                     Name:
                                     Title: